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                                                                   Exhibit 10.35

                              LEASE

Date:       As of June 30, 1997

Landlord:   MMG Investments, LLC
            c/o Southern Showcase Housing, Inc.
            624-A Guilford College Road
            Greensboro, NC  27409

Tenant:     Southern Showcase Housing, Inc.
            624-A Guilford College Road
            Greensboro, NC  27409

Premises:   That part of the building located 4604 Dundas Drive as indicated on the attached floor plan, comprising 5,220 sf of usable area and 6,152 sf of rentable area

     In consideration of the agreements in this Lease, Landlord and Tenant agree as follows:

1.   PREMISES
     1.1.  Demise
           Landlord leases the Premises to Tenant, and Tenant takes them from Landlord.

     1.2.  Condition of Property
           a.  As is
               Tenant accepts the Premises in its condition on the date of this Lease.
           b.  Alterations
               Tenant may make interior, non-structural alterations, additions or other changes to the Premises only with Landlord's prior approval, not to be unreasonably withheld. Tenant may not make other alterations, additions or other changes to the Premises.

     1.3.  Fixtures and Equipment
           Tenant's fixtures, furnishings, and equipment in the Premises remain Tenant's personal property and may be removed by Tenant, so long as any damage is repaired.

2.   COMMON AREA
     2.1.  Defined




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           The "Common Area" is all of Landlord's property except that which is leased to others, including parking areas, loading docks, delivery areas, sidewalks, equipment rooms, that part of the building and its mechanical and utility systems not maintained by tenants, landscaped areas, lobbies, hallways, conference rooms, restrooms, and any other areas and improvements provided by Landlord from time to time for common use by the tenants and their customers.

     2.2.  Use and Control of Common Area
           Tenant, its employees and customers may use the Common Area with Landlord and all others entitled to use the Common Area, subject to regulations imposed by Landlord. Tenant shall not interfere with anyone's use of the Common Area.

           However, Landlord grants to Tenant the exclusive right to use the 20 parking spaces (not including the handicap parking spaces) nearest the front door on the west side of the building in which the Premises are located.

           Landlord retains exclusive control and management of the Common Area, and may perform such acts in the Common Area as Landlord in its sole discretion deems advisable. However, Tenant may exercise control over the conference room as long as Tenant makes the conference room available to all tenants in the building on an equitable basis.

           Landlord may establish, amend and enforce rules and regulations for the Common Area and the Premises. Tenant shall comply with the rules and regulations, as amended, and shall cause its employees, agents, customers and invitees to observe them.

     2.3.  Changes
           Landlord may make such changes to the Common Area as it desires, including changing, adding to, or subtracting from the size and dimensions of any part of the property; the number, location and dimensions of buildings and streets; dimensions of hallways and corridors; the number of floors in any building; the location, size and number of tenant spaces; the identity, type and location of other tenants; and the size, shape, location, arrangement, areas and facilities of the Common Area;

3.   LEASE TERM




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     The term of this Lease begins on the date of this Lease and ends on
September 30, 2007. If Tenant holds over after the termination of the lease term, Tenant becomes a tenant at sufferance and shall pay double per diem rent for each day it holds over.

4.   RENT
     4.1.  General
           Commencing on the Rent Commencement Date, Tenant shall pay Landlord rent in arrears, on the first day of each month, partial months prorated, in the following monthly rent amount (based on 6,152 rentable square feet and an annual rent increase of 3%):


     Lease
     Year    PSF Rent     Annual Rent     Monthly Rent
     1       $15.00       $92,280.00      $ 7,690.00
     2       $15.45       $95,048.40      $ 7,920.70
     3       $15.91       $97,899.85      $ 8,158.32
     4       $16.39       $100,836.85     $ 8,403.07
     5       $16.88       $103,861.95     $ 8,655.16
     6       $17.39       $106,977.81     $ 8,914.82
     7       $17.91       $110,187.15     $ 9,182.26
     8       $18.45       $113,492.76     $ 9,457.73
     9       $19.00       $116,897.54     $ 9,741.46
     10      $19.57       $120,404.47     $10,033.71


     4.2.  Rent Commencement Date
           The Rent Commencement Date is October 1, 1997. A "Lease Year" is a 12-month period beginning on the Rent Commencement Date (or its anniversary) and ending on the day before the following anniversary date.

     4.3.  Miscellaneous
           a.  Additional Rent
               All sums Tenant is required to pay under this Lease in addition to Rent are payable by Tenant and collectible by Landlord as rent.
           b.  Late Payment
               Any rent or additional rent not paid when due bears interest at the lesser of (a) the rate charged by large U.S. money center commercial banks, from time to time, as published in the Wall Street Journal, (or as fixed in Landlord's reasonable opinion if the Wall Street Journal ceases publishing that rate); or
           (b) the maximum rate allowed by law.
           c.  Without Demand; No Setoff



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               Tenant shall pay all rent without prior notice or demand.
           Tenant's agreements to pay rent and other amounts under this Lease are independent covenants, and except as this Lease provides otherwise, Tenant may not setoff, abate, deduct or fail to pay any such amounts for any reason.
           d.  Acceptance on Account
               Landlord may treat any payment of rent (or any other sum) that is less than the amount due as a payment on account, and Landlord's acceptance of the lesser amount does not prejudice its other rights or remedies.

5.   SECURITY DEPOSIT - N/A

6.   TENANT'S USE OF PREMISES
     Tenant may use the Premises only for general office purposes.

7.   REAL ESTATE TAXES ("RET")
     7.1.  Payment by Tenant
           Tenant shall pay Landlord that part of RET as the total rentable floor area of the Premises bears to all rentable floor area in the building of which the Premises are a part. Tenant shall pay its share of RET for a calendar year in monthly installments, in amounts estimated by Landlord, on the first day of each month of that calendar year. After each calendar year, Landlord shall notify Tenant of its share of RET for that year. Landlord shall credit any excess to amounts to be paid by Tenant for the following year. Tenant shall pay any deficiency to Landlord promptly.

     7.2.  RET Defined
           RET includes all real estate taxes, charges and assessments by governmental and quasi-governmental authorities. RET also includes any governmental tax or charge (other than income tax) imposed on account of Tenant's payment or Landlord's receipt of, or based in whole or in part on, the rents in this Lease, the value of those rents or Landlord's interest in the Premises. RET also includes any substitutions or partial substitutions for or additions to RET, if the substitute or additional taxes have materially different applicability to real property, to owners of real property, or to rental income than they do to other kinds of property, to owners of other kinds of property, or to other kinds of income,





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     respectively. RET also includes all of Landlord's costs and fees to contest or negotiate RET with the taxing authority.

8.   INSURANCE
     Tenant shall carry commercial general liability insurance (including coverage for bodily injury, property damage, contractual liability, and personal injury), written on an occurrence form, and with policy limits approved by Landlord. All of the liability insurance shall be primary to any coverage carried by Landlord. Tenant shall name Landlord and Landlord's lender as additional insureds under the liability insurance (and shall otherwise comply with the liability insurance requirements of Landlord's lender). Tenant shall give Landlord insurance certificates showing that the insurance required above is in force and stating the terms of the policies. The certificates must require the insurer to give Landlord at least 30 days' notice before coverage under any policy is reduced or canceled and before any policy expires, if the insurer intends not to renew the policy.

9.   MAINTENANCE OF PREMISES
     Tenant shall maintain in good repair and replace when necessary the interior of the Premises, including mechanical and utility systems (e.g., HVA/C, lighting, other electrical, plumbing, and telephone) within the Premises. Tenant also shall make all changes and improvements to the Premises required by law because of any feature of Tenant's operations beyond general office purposes.

10.  MAINTENANCE OF COMMON AREAS
     Landlord shall operate, maintain, and replace (when necessary) the Common Area. Landlord also shall carry property and liability insurance in amounts and types deemed prudent by Landlord.

     Tenant shall pay Landlord that part of CAM costs as the total rentable floor area of the Premises bears to all rentable floor area in the building of which the Premises are a part. Tenant shall pay its share of CAM costs for a calendar year in monthly installments, in amounts estimated by Landlord, on the first day of each month of that calendar year. After each calendar year, Landlord shall notify Tenant of its share of CAM costs for that year. Landlord shall credit any excess to amounts to be paid by







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     Tenant for the following year. Tenant shall pay any deficiency to Landlord promptly.

     "CAM costs" are all of Landlord's costs to perform its obligations under this ss.10, including an administrative fee equal to 15% of all of such costs.

11.  UTILITIES AND SERVICES
     Tenant shall pay promptly all charges for sewer, gas, electricity, water and all other utility services consumed at the Premises. If Tenant defaults under this Lease, Landlord may discontinue any utility and services that Landlord has been supplying to Tenant, without notice or liability to Tenant, including water, gas, electricity, sewer, heating, and air-conditioning. Landlord is not liable to Tenant for any interruption in service of any utility at the Premises or the property of which the Premises are a party, and Tenant waives all claims (including claims for consequential damages) against Landlord connected with the interruption of any utility service at the Premises or the property.

12.  ASSIGNMENT/SUBLETTING
     Tenant may not assign its interest in this Lease or sublet all or any part of the Premises without Landlord's prior consent. However, no assignment by Tenant releases Tenant from its obligations under this Lease.

13.  INDEMNITY
     Tenant shall indemnify Landlord, defend it (if requested by Landlord) and hold Landlord harmless from and against all any cost, damage, expense, liability, and loss in connection with any occurrence connected with the Premises.

14.  CASUALTY DAMAGE
     14.1. Termination Rights
           Either party may terminate this Lease by notice within 15 days after the casualty if the damage is so extensive that rebuilding (i) cannot reasonably be accomplished within 180 days following the occurrence; or
     (ii) would require 30 days or more to accomplish and such damage or destruction occurs within the last year of the lease term.

     If the building of which the Premises are a part is damaged by casualty and the cost to rebuild exceeds 50% of the cost to rebuild the entire building, then Landlord may terminate







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     this Lease effective as of the date of the casualty by notifying Tenant within 15 days after the casualty.

     If the building of which the Premises are a part (but not the Premises) is damaged by casualty during the last year of the lease term, Landlord may terminate this Lease on 5 days' notice, within 15 days after the casualty.

     14.2. Rebuilding
     If the Premises are damaged by a casualty covered by insurance that Landlord carries, and if neither party elects to terminate the Lease, Landlord shall promptly rebuild them to their condition before the casualty within 180 days after the casualty (excluding stock in trade, fixtures, furniture, furnishings, carpeting, floor covering, wall covering, drapes and equipment and any improvements or alterations installed by Tenant). However, Landlord is not obligated to spend more to rebuild than the insurance proceeds available. Rent adjusts in proportion to that part of the Premises, if any, that Tenant cannot occupy.

15.  CONDEMNATION
     15.1. Definitions
           "Condemnation" means a taking by exercise of the power of eminent domain and any conveyance in lieu of such a taking, whether permanent or temporary (more than 6 months) for any public or quasi-public use by any competent authority in appropriate proceedings, and includes any governmental action preventing or substantially restricting use of the Premises for permitted activities or of the Common Area for access and parking for more than 6 consecutive months. The "date of condemnation" is the date the condemning authority takes possession of the condemned area.

     15.2. Right to Terminate
     If any of the Premises are taken by condemnation to the extent that they are untenantable and cannot be restored to a tenantable whole within 90 days after a taking, either Landlord or Tenant may terminate this Lease by notice to Landlord within 15 days after the date of condemnation. Rent adjusts in proportion to that part of the Premises that Tenant cannot occupy. If this Lease so terminates, rent abates as of the date of termination.

     15.3. Rebuilding




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     If neither party elects to so terminate the Lease, Landlord shall promptly rebuild the Premises to a complete unit of a quality and character as close as practical to that which existed before the condemnation, using available condemnation proceeds.

     15.4. Award
           The condemnation award belongs to Landlord. However, Tenant may seek a separate award for its losses as long as Tenant's award does not diminish Landlord's award.

16.  DEFAULT
     16.1. Monetary Default
           Tenant defaults under this Lease if it fails to pay any rent or any other charges within 5 days after Landlord notifies Tenant of the failure to pay.

     16.2. Non-Monetary Default
           Tenant defaults under this Lease if it fails to do anything it is required to do under this Lease other than payment of rent or any other charges, or does anything it is not permitted to do under this Lease, within 30 days after notice from Landlord specifying the failure or violation; or if the failure or violation cannot be cured by due diligence within the 30 day period, then if Tenant fails to begin curing within the 30 day period or fails to continue curing with due diligence after the 30 day period.

17.  REMEDIES
     If Tenant defaults, Landlord may treat the default as a breach of this Lease, and in addition to any and all other rights or remedies of Landlord in this Lease or at law or in equity, Landlord may do any or all of the following, without further notice or demand to Tenant or any other person:

     17.1. General
           Landlord may declare the Lease Term ended (even though it may have relet the Premises as provided under this Lease) and may re-enter and re-take possession of the Premises and remove all persons and property from the Premises.

     17.2. Money Damages
           If Landlord terminates this Lease under this ss.17, Tenant shall pay to Landlord, in addition to any other amounts Tenant is obligated to pay to Landlord under this

Lease:
           a.  Past rent
               any unpaid rent, including interest, that is due when the Lease is terminated; plus
           b.  Future rent
               1.  Post-termination, pre-judgment
                   that rent, including interest, that would have been earned after termination until the time of judgment, plus
               2.  Post-judgment
                   the present value (using a discount rate of 5%) of the
               excess, if any, of the total rent and charges under this Lease for the remainder of the Lease Term over the then reasonable rental value of the Premises for the remainder of the Lease Term. The total rent payable by Tenant for each Lease Year after default equals the average Minimum Annual and Percentage Rents that Tenant was obligated to pay from the Rent Commencement Date to the time of default or during the 2 full Lease Years before default, whichever period is shorter; plus
           c.  Recycling costs
               any other amount necessary to compensate Landlord for its damages caused by Tenant's failure to perform its obligations under this Lease, such as costs to re-enter and retake possession of the Premises and remove all persons and property from the Premises, to alter, repair, and decorate the Premises, and reasonable attorneys' fees, brokerage commissions, advertising, and other reletting costs; plus
           d.  Other legal damages
               such other amounts, in addition to or in lieu of the foregoing, as may be permitted from time to time by applicable law.

           Nothing in this Lease limits Landlord's right to recover as damages in any bankruptcy, insolvency, receivership, reorganization or arrangement proceeding the maximum allowed by the law then governing such proceedings, even if that amount is greater than the amount Landlord may recover under this Lease.

     17.3. Rent Suit; No Re-entry/Termination
           Landlord may sue to collect rent (as it accrues under this Lease) and damages (including reasonable attorneys' fees and the cost to renovate the Premises) without



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     retaking possession of the Premises or terminating this Lease;

     17.4. Re-entry without Termination
           Landlord may re-enter and retake possession of the Premises from Tenant by summary proceedings or otherwise and remove Tenant and any other occupants from the Premises in such manner as Landlord deems advisable with or without legal process and using self-help if necessary. Landlord also may remove from the Premises all or any of the personal property in the Premises and may place it in storage at a public warehouse at the expense and risk of the owner or owners thereof. "Re-enter" or "re-entry" as used in this Lease are not restricted to their technical meaning but are used in their broadest sense. Neither Landlord's commencement and prosecution of any action in unlawful detainer, ejectment or otherwise, nor Landlord's execution of any judgment or decree obtained in any action to recover possession of the Premises, nor any other re-entry and removal, terminates this Lease, (even if the re-entry is done under summary proceedings or otherwise) or discharges Tenant from any obligation under the Lease. In any of such events, Tenant remains obligated to pay Rent and to perform all of its other obligations under this Lease, and Tenant shall pay to Landlord all monthly deficits in Rent, after any such re-entry, in monthly installments as the amounts of such deficits from time to time are ascertained. If Landlord retakes possession, Landlord may relet parts or all of the Premises for terms greater or less than or equal to the unexpired part of the Lease Term on such terms and conditions and for such rent as the Landlord deems proper. Landlord shall apply the rent from such reletting (if and when received): first, to pay any indebtedness other than Rent due under this Lease from Tenant to Landlord; second, to pay any cost to relet (including costs to alter, repair or decorate the Premises as Landlord deems advisable); third, to pay Rent due and unpaid under this Lease; and the residue, if any, to be held by Landlord and applied to pay future Rent as it becomes due. If the rent received from reletting, after being applied as required in this ss.17, is not enough to pay the Rent under this Lease, then Tenant shall pay such deficiency to Landlord each month. Tenant has no right to any excess. Tenant also shall pay to Landlord, as soon as ascertained, any costs to relet, alter, and repair not covered by the rent received from reletting, including brokerage commissions and attorneys' fees. Nothing in this


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     Lease obligates Landlord to relet all or any part of the Premises.

18.  MISCELLANEOUS
     18.1. Quiet Enjoyment
           If Tenant performs its obligations under this Lease, Tenant may peaceably and quietly hold and enjoy the Premises for the term of this Lease without interruption by Landlord.

     18.2. Recording
           Neither party may record this Lease. At either party's request, each party shall sign a recordable memorandum of lease containing the terms required by statute. Either party may record the memorandum, at the recording party's cost, including taxes, fees and other expenses connected with recording.

     18.3. Lease Subject to Matters of Record
           This Lease is subject to all matters of record at the date of this Lease and to any interests created during the Lease Term. Tenant may not violate any restrictions and conditions of record. Unless requested otherwise by a lender as to its lien, this Lease is also subject to the liens resulting from any method of financing, whether created before or during the Lease Term, and to all renewals, modifications, replacements, consolidations and extensions of the liens. Tenant shall sign and deliver all documents requested by Landlord, a lender, or other interest owner to further evidence the subordination.

     18.4. Transfer of Landlord's Interest
           If Landlord transfers any of its interest in any of this Lease or the property of which the Premises are a part (including assignment of this Lease to a mortgagee as security and any subsequent transfer by foreclosure sale), Tenant shall attorn to the transferee (or, in the case of conditional assignments, shall agree to attorn to the assignee if the condition occurs) and shall recognize the transferee as Landlord under this Lease. At Landlord's request, Tenant shall sign an attornment agreement in the form required by Landlord. If Landlord transfers its entire interest in this Lease, its obligations under this Lease terminate on the date of the transfer (including obligations regarding any Security Deposit transferred to the transferee-Landlord).

     18.5. Estoppel Certificate
           Tenant shall sign and deliver to any person designated by Landlord recordable certificates that (a) ratify this Lease; (b) state the commencement and termination dates; and (c) state that this Lease is in full force and has not been assigned or amended (except as stated); (d) state that all conditions under this Lease to be performed by Landlord have been satisfied (stating exceptions, if any); (e) state that neither Tenant nor Landlord is in default under the Lease or have failed to perform their obligations under the Lease (or stating the default or the failure); (f) state that no defenses or offsets against the enforcement of this Lease by Landlord exist (or, if any, stating those claimed), (g) state the advance rent, if any, paid by Tenant, (h) state the date to which rent has been paid, (i) state the amount of any security deposited with Landlord, and (j) contain such other information as Landlord reasonably requires. The certificate binds Tenant, and those receiving the certificate may rely on it.

     18.6. Signing Documents
           Tenant shall sign and return documents required under this ss.18 within 10 days after receiving them.

     18.7. Lender's Approval of Lease
           The approval of Landlord's construction and permanent lenders is a condition subsequent to this Lease.

     18.8. Limitation on Landlord's Liability
           Landlord's liability under this Lease is limited to its interest in the property of which the Premises are a part, and no person or entity that constitutes Landlord has any personal liability under this Agreement.

     18.9. Partial Invalidity
           If any provision of this Lease is unenforceable, all other provisions remain enforceable.

     18.10.Governing Law
           This Lease shall be construed under the laws of the state in which the Premises are located.

     18.11.Cost of Performance
           Except as provided otherwise in this Lease, the party obligated or permitted to perform is obligated, as between Tenant and Landlord, to pay the cost of performance.




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     18.12.Include, Shall, May
           "Include," "includes," and "including" mean considered as part of a larger group, and not limited to the items recited. "Shall" means "is obligated to";
     "may" means "is permitted to, but is not obligated to."

     18.13.Section, Exhibit, party
           References to a section or exhibit refer to the section or exhibit of this Lease unless otherwise expressly indicated. A "party" means Tenant and Landlord. Each document referred to as an exhibit is made a part of this Lease as if set forth in this Lease in full.

     18.14.Right of Entry
           Landlord and its agents may enter and examine the Premises at reasonable times.

     In witness whereof, the parties have hereunto fixed or set their hands and seals, or if corporate, have caused this instrument to be signed in its corporate name by its duly authorized officers and its seal to be hereunto affixed by authority of its Board of Directors, as of the date first written above.

                                           Landlord:

                                           MMG Investments, LLC (SEAL)

                                                                (SEAL)
                                           ---------------------
                                           M. Mark Cole, Manager



                                           Tenant:

                                           Southern Showcase Housing, Inc.

ATTEST:                                    -----------------------
                                                         President
                                           --------------

---------------------------
                  Secretary
------------------
(corporate seal)